Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Lydall, Inc. (the “Corporation”), does hereby constitute and appoint Dale G. Barnhart and Erika G. Turner, and each of them singly, as his or her agent and attorney-in-fact to do any and all things and acts in his or her name and in the capacities indicated below and to execute any and all instruments for him or her and in his or her name in the capacities indicated below which said Dale G. Barnhart and Erika G. Turner, or either of them, may deem necessary or advisable to enable the Corporation to comply with the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the preparation and filing of the Corporation’s Annual Report on Form 10-K (the “Annual Report”) respecting the fiscal year ended December 31, 2010, including specifically, but not limited to, power and authority to sign for him or her in his or her name in the capacities indicated below the Annual Report and any and all amendments thereto, and each of the undersigned does hereby ratify and confirm all that said Dale G. Barnhart and Erika G. Turner, or either of them, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite his or her name.

/S/ W. LESLIE DUFFY	Chairman of the Board and Director	February 25, 2011
W. Leslie Duffy

/S/ DALE G. BARNHART Dale G. Barnhart	President, Chief Executive Officer and Director	February 25, 2011

/S/ KATHLEEN BURDETT	Director	February 25, 2011
Kathleen Burdett

/S/ MATTHEW T. FARRELL	Director	February 25, 2011
Matthew T. Farrell

/S/ MARC T. GILES	Director	February 25, 2011
Marc T. Giles

/S/ WILLIAM D. GURLEY	Director	February 25, 2011
William D. Gurley

/S/ SUZANNE HAMMETT	Director	February 25, 2011
Suzanne Hammett

/S/ S. CARL SODERSTROM, JR.	Director	February 25, 2011
S. Carl Soderstrom, Jr.